UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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COACH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Proposal 1: Election of Directors
Matters Relating to Coach’s Independent Auditors
Meetings and Committees of the Board
Compensation Committee Interlocks and Insider Participation
Director Compensation
Audit Committee Report
Coach Stock Ownership by Certain Beneficial Owners and Management
Executive Compensation
Option Grants in Fiscal 2003
Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values
Employment Agreements
Plan Information
Performance Graph
Human Resources and Governance Committee Report on Executive Compensation
Certain Relationships and Related Transactions
Other Information

516 West 34th Street

New York, NY 10001

October 1, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Coach, Inc. to be held at 9:00 a.m., Eastern time, on November 5, 2003 at the company’s offices, 516 West 34th Street, New York, NY, 10001.

      Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2003 Annual Meeting of Stockholders and Proxy Statement.

      Fiscal 2003 was another truly outstanding year for Coach, as we generated superior results on all metrics. Our performance reflected the increasing vitality of the Coach brand and the relevance of the product offering across all of our business units. We once again surpassed our stated financial goals and experienced continued momentum throughout the year. My colleagues and I look forward to reviewing the events of the year and discussing Coach’s progress at the 2003 Annual Meeting.

      It is important that your shares be represented at the 2003 Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

      Thank you for your continued support.

Sincerely,

LEW FRANKFORT
Chairman and Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

       We will hold the 2003 Annual Meeting of Stockholders of Coach, Inc. at the company’s offices, 516 West 34th Street, New York, New York, 10001, on November 5, 2003, at 9:00 a.m., Eastern time, for the following purposes:

1. To elect seven Directors of Coach, Inc.; and

2. To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

      The foregoing items of business are more fully described in the accompanying proxy statement.

      The Board of Directors has fixed the close of business on September 17, 2003 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

CAROLE P. SADLER
Senior Vice President, General Counsel and Secretary

New York, New York

October 1, 2003

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies.

516 West 34th Street
New York, NY 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on

Wednesday, November 5, 2003

Note: The information presented in this proxy statement does not give effect to a two-for-one split of Coach’s common stock, effective as of October 1, 2003 for stockholders of record as of September 17, 2003. Shares of common stock issued in connection with this stock split will not be voted at the 2003 Annual Meeting of Stockholders.

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Coach, Inc., a Maryland corporation. We are providing these proxy materials to you in connection with our annual meeting of stockholders, to be held at the company’s offices, 516 West 34th Street, New York, NY 10001 on Wednesday, November 5, 2003 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended June 28, 2003 is enclosed with this proxy statement. We are mailing this proxy statement to our stockholders on or about October 1, 2003.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal to be voted on at the meeting, which is to elect seven Directors of Coach, Inc.

Q:	Does the Board of Directors recommend voting in favor of the proposal?

A:	Yes. Our Board unanimously recommends that you vote your shares “FOR” all of the nominees named in this proxy statement.

Q:	What shares can I vote?

A:	You may vote all of the shares of our common stock that you own at the close of business on September 17, 2003, the record date.

Q:	What classes of shares are entitled to be voted?

A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the September 17, 2003 record date. On the record date, Coach had 92,176,836 shares of common stock outstanding and entitled to vote at the meeting.

Q:	Will shares of stock I received in Coach’s October 2003 stock split be counted in the voting?

A:	No. Because the September 17 record date for the meeting is before the effective date of the stock split, only pre-split shares will be counted for voting purposes. This will not affect the voting power of the shares you hold, since all votes will be counted in the same way.

Q:	What do I need to do now?

A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the annual meeting and vote your shares in person rather than signing and mailing in your proxy card. If you mail in your proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

Q:	Do I need to attend the meeting?

A:	No. You can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What if I don’t vote? What if I abstain?

A:	If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal to be voted on at the meeting. If you respond and mark your proxy to indicate that you abstain from voting or withhold your vote as to a nominee, your vote will not affect the outcome of the proposal, but it will be counted toward determining whether a quorum is present at the meeting. If you do not respond, your vote will not be counted in the vote or in determining whether a quorum is present at the meeting.

Q:	What is the voting requirement to approve the proposal?

A:	The seven candidates for election as Directors at the meeting who receive the highest number of affirmative votes will be elected. There are no cumulative voting rights. Abstentions or withheld votes will be counted towards a quorum but will not affect the outcome of the vote. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those “broker non-votes” will also be counted towards a quorum.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote, (such as the election of Directors) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Who will count the votes?

A:	All votes will be tabulated by Mellon Investor Services, our transfer agent and the inspector of elections appointed for the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2004.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coach or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Coach management, as appropriate.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of the proxies and other soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

Q:	Whom should I call with questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc. 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

Proposal 1: Election of Directors

       Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Seven Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2004 Annual Meeting of Stockholders and until he or she is succeeded by another qualified Director who has been elected. All the nominees are currently members of Coach’s Board of Directors.

      Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

      If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2003.

Name:	Age	Position with Coach

Joseph Ellis	61	Director

Lew Frankfort	57	Chairman, Chief Executive Officer and Director

Sally Frame Kasaks	59	Director

Gary Loveman	43	Director

Irene Miller	51	Director

Keith Monda	57	President, Chief Operating Officer and Director

Michael Murphy	66	Director

      Joseph Ellis was elected to Coach’s Board of Directors in September 2000. Mr. Ellis has served as an Advisory Director of Goldman, Sachs & Co. since May 1999, and served as a Limited Partner of Goldman, Sachs from 1994 to May 1999 and a General Partner from 1986 to 1994. Mr. Ellis served as senior retail-industry analyst from 1970 through 1994. Before joining Goldman, Sachs in 1970, Mr. Ellis was Vice President and Investment Analyst with The Bank of New York. Mr. Ellis also serves as a Director of Waterworks, Inc. and as a trustee of The New York State Nature Conservancy, the RARE Center for Tropical Conservation, and CARE. Mr. Ellis holds a Bachelor of Arts degree from Columbia University.

      Lew Frankfort has been involved with the Coach business for more than 20 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an MBA in Marketing from Columbia University.

      Sally Frame Kasaks was elected to Coach’s Board of Directors in November 2001. Ms. Kasaks has served as a marketing and retail consultant for ISTA Incorporated since January 1997. Prior to this, she served as Chairman and Chief Executive Officer of Ann Taylor Stores, Inc. from February 1992 until August 1996. Ms. Kasaks was the President and Chief Executive Officer of Abercrombie & Fitch, a division of The Limited, Inc., from February 1989 through February 1992 and the Chairman and Chief Executive Officer of The Talbots, Inc., which was a specialty apparel retailing division of General Mills Co., from November 1985 through September 1988. Ms. Kasaks also serves as a Director of Pacific

Sunwear of California, Inc., Cortefiel, S.A., Tuesday Morning, Inc., The Children’s Place, Inc. and Crane & Co. She holds a Bachelor of Arts degree from American University.

      Gary Loveman was elected to Coach’s Board of Directors in January 2002. Mr. Loveman has served as Chief Executive Officer and President of Harrah’s Entertainment, Inc. since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman also serves as a Director of Harrah’s. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

      Irene Miller was elected to Coach’s Board of Directors in May 2001. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world’s largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated, serving as Principal in her last position. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Oakley, Inc., Inditex, S.A. and The Body Shop International PLC. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

      Keith Monda was appointed Executive Vice President and Chief Operating Officer of Coach in June 1998 and President of Coach in February 2002. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Prior to joining Coach, Mr. Monda served as Senior Vice President, Finance & Administration and Chief Financial Officer of Timberland Company from December 1993 until May 1996, and was promoted to, and held the position of, Senior Vice President, Operations from May 1996 until January 1998. From May 1990 to December 1993, Mr. Monda served as Executive Vice President, Finance and Administration of J. Crew, Inc. Mr. Monda holds Bachelor of Science and Master of Arts degrees from Ohio State University.

      Michael Murphy was elected to Coach’s Board of Directors in September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Bassett Furniture Industries, Inc., Civic Federation, Big Shoulders Fund, Chicago Cultural Center Foundation, GATX Corporation, Payless ShoeSource, Inc. and CNH Global N.V. He is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an MBA degree in finance from the Harvard Business School.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

Matters Relating to Coach’s Independent Auditors

       Appointment of Auditors; Attendance at Meeting. The Audit Committee of Coach’s Board of Directors has selected Deloitte & Touche LLP to audit Coach’s financial statements for the fiscal year ending July 3, 2004. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with its annual audit and review of our interim financial statements for the fiscal year ended June 28, 2003 were approximately $486,000.

      Financial Information Systems Design and Implementation. There were no professional services rendered by Deloitte & Touche LLP in fiscal year 2003 relating to financial information systems design and implementation.

      All Other Fees. The aggregate fees for all other professional services were approximately $354,000, including approximately $98,000 for audit-related services and approximately $256,000 for non-audit services. Audit-related services generally included fees for statutory and employee benefit plan audits; non-audit services included fees for tax and other consultations.

      The Audit Committee of Coach’s Board of Directors considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence. All fees for professional services rendered by Deloitte & Touche LLP during fiscal year 2003 were pre-approved by the Audit Committee to the extent required by applicable law.

Meetings and Committees of the Board

       The Board of Directors held five meetings during fiscal year 2003. In addition to meetings of the full Board, Directors also attended meetings of Board committees. All of the Directors attended at least 75% of all the meetings of the Board and the Board committees on which he or she served that were held during the fiscal year. The Board of Directors has a standing Audit Committee and Human Resources and Governance Committee. All of our outside directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Human Resources
Name	Audit	and Governance

Joseph Ellis		X

Lew Frankfort

Sally Frame Kasaks	X	X

Gary Loveman	X	X

Irene Miller	X	X*

Keith Monda

Michael Murphy	X*	X

*	Chair

      All quarterly meetings of our Board of Directors and Board committees include an executive session of our independent directors without members of management present; the Chair of our Human Resources and Governance Committee, who also serves as our Lead Outside Director, presides over executive sessions of the Board of Directors. Our outside directors and Board committees have authority to retain outside advisors as they may deem necessary.

      Audit Committee. Coach’s Audit Committee is comprised solely of independent Directors and met six times during fiscal year 2003. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and third-party internal auditors and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants and internal auditors;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

      Coach’s Board of Directors, in its business judgment, determined that all members of the Audit Committee were “independent” as required by the New York Stock Exchange. The Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and revised in September 2002. A copy of the current charter is attached to this proxy statement as Appendix A. The Audit

Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

      Human Resources and Governance Committee. Coach’s Human Resources and Governance Committee is comprised of Directors who are not members of management and met six times during fiscal year 2003. The Human Resources and Governance Committee determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans. It also makes all decisions relating to Coach’s corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. The Human Resources and Governance Committee will consider all candidates recommended by stockholders in accordance with the procedure established in Coach’s Bylaws. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted to the Secretary of Coach.

Compensation Committee Interlocks and Insider Participation

      Coach’s Human Resources and Governance Committee makes all compensation decisions regarding the executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any of the members of the Human Resources and Governance Committee or the Board of Directors is an executive officer.

Director Compensation

      Directors who are Coach employees receive no compensation for their services as Directors. Coach’s outside Directors (i.e., Directors who are not Coach employees) receive an annual retainer of $30,000 and an annual grant of options to purchase 10,000 shares of Coach common stock. Chairs of Coach’s Board committees receive an additional $30,000 annually. In addition, upon joining Coach’s Board, each new outside Director receives a grant of options to purchase 10,000 shares of Coach common stock. The exercise price of these options equals the fair market value of Coach common stock on the date of grant. Coach’s outside Directors may elect to receive common stock, options to purchase common stock, or a combination of common stock and options, in lieu of all or any portion of the annual cash retainer. In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account. There are no service contracts in existence or proposed between Coach and any of its outside Directors.

Audit Committee Report

      The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

      The Audit Committee reviewed and discussed the audited financial statements with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the Audit Committee has discussed with the independent auditors their firm’s independence.

      Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003 that has been filed with the Securities and Exchange Commission.

Audit Committee
Michael Murphy (Chairman)
Sally Frame Kasaks
Gary Loveman
Irene Miller

Coach Stock Ownership by Certain Beneficial Owners and Management

       The table below presents information, as of August 31, 2003, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers as of June 28, 2003, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

      In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Executive Deferred Compensation Plan or its Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors and executives will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights, but are credited with dividend equivalents, if any.

		Percent
Beneficial Owner	Shares Owned	of Class

FMR Corp.(1)	13,200,498	14.4%

Lew Frankfort(2)	1,716,856	1.8%

Keith Monda(3)	724,170	*

Reed Krakoff(4)	245,829	*

Michael F. Devine, III(5)	23,424	*

Michael Tucci	—	*

Joseph Ellis(6)	44,054	*

Sally Frame Kasaks(7)	30,000	*

Gary Loveman(8)	21,410	*

Irene Miller(9)	32,000	*

Michael Murphy(10)	60,000	*

All Directors and Officers as a Group (12 people)(11)	3,143,337	3.3%

*	Less than 1%.

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003. Includes 13,115,038 shares beneficially owned by Fidelity Management & Research Company (of which 7,891,300 shares were beneficially owned by Fidelity Growth Company Fund), 68,600 shares beneficially owned by Fidelity Management Trust Company, 15,900 shares beneficially owned by Fidelity International Limited, 636 shares beneficially owned by Strategic Advisors, Inc., and 324 shares beneficially owned by Geode Capital Management, LLC. The address of FMR Corp., Fidelity Management & Research Company, Fidelity Growth Company Fund, Fidelity Management Trust Company, Strategic Advisors, Inc. and Geode Capital Management, LLC is 82 Devonshire Street, Boston, Massachusetts 02109 The address of Fidelity International Limited is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2)	Includes 1,046,312 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options and 57,985 stock equivalents held under the Coach, Inc. Executive Deferred Compensation Plan.

(3)	Includes 430,188 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options and 148,381 stock equivalents held under the Coach, Inc. Executive Deferred Compensation Plan.

(4)	Includes 240,000 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options.

(5)	Includes 16,667 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options.

(6)	Includes 40,000 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options and 551 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(7)	Includes 30,000 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options.

(8)	Includes 20,000 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options and 1,410 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(9)	Includes 30,000 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options.

(10)	Includes 32,493 shares of common stock that may be purchased within 60 days of August 31, 2003 pursuant to the exercise of options.

(11)	Includes 2,081,210 shares subject to options exercisable within 60 days of August 31, 2003 and 211,941 stock equivalents held by our executive officers and Directors.

Executive Compensation

       The following table sets forth compensation information for Coach’s chief executive officer and the four next most highly compensated executive officers for the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001. Until October 2000, the executive officers named in the table below participated in Sara Lee’s compensation plans. All information set forth in this table reflects compensation paid to these individuals for services performed for the Coach business during the fiscal years ended June 28, 2003, June 29, 2002 and June 30, 2001.

Summary Compensation Table

						Long-Term Compensation Awards

		Annual Compensation					Number of
						Restricted	Securities
	Fiscal			Other Annual		Stock	Underlying	All Other
Name and Position:	Year	Salary	Bonus	Compensation		Awards(1)	Options(2)	Compensation(3)

Lew Frankfort	2003	$775,000	$1,162,500	$—		$932,000	1,508,165	$249,499	(6)
Chairman and Chief	2002	708,333	942,083	—		—	1,209,840	240,591	(6)
Executive Officer	2001	500,000	665,000	250,000	(4)	—	1,152,300	64,209

Reed Krakoff	2003	845,833	4,345,833	—		698,850	200,000	322,849	(7)
President, Executive	2002	658,333	658,333	—		—	200,000	59,761	(7)
Creative Director	2001	450,000	405,000	300,980	(4)	—	600,000	38,767

Keith Monda	2003	526,667	719,533	—		465,900	355,188	71,642	(8)
President and Chief	2002	493,333	493,333	—		300,026	204,628	77,039	(8)
Operating Officer	2001	410,000	369,000	250,000	(4)	—	300,000	47,606

Michael F. Devine, III	2003	408,333	245,000	—		—	50,000	26,632	(9)
Senior Vice President	2002	233,333	227,500	—		—	150,000	1,285
and Chief Financial	2001	—	—	—		—	—	—
Officer

Michael Tucci	2003	268,774	368,774	359,530	(5)	666,600	125,000	—
President, North	2002	—	—	—		—	—	—
America Retail	2001	—	—	—		—	—	—
Division

(1)	For fiscal year 2003, reflects service-based restricted stock units granted as follows (all values are as of the date of grant): to Lew Frankfort, 40,000 units at a value of $23.30 per share; to Reed Krakoff, 30,000 units at a value of $23.30 per share; to Keith Monda, 20,000 units at a value of $23.30 per share; and to Michael Tucci, 20,000 units at a value of $33.33 per share. For fiscal year 2002, reflects 10,568 service-based restricted stock units granted to Keith Monda at a value of $28.39 per share on the date of grant.

(2)	For fiscal years 2002 and 2001, reflects a two-for-one split of Coach’s common stock that occurred on July 3, 2002.

(3)	Includes payment by Coach of the following amounts for life insurance on behalf of each of the following executive officers for fiscal years 2003, 2002 and 2001: For Lew Frankfort, $43,449 in 2003, $45,791 in 2002 and $15,240 in 2001; for Keith Monda, $10,442 in 2003, $10,299 in 2002 and $7,134 in 2001; for Reed Krakoff, $22,599 in 2003, $20,361 in 2002 and $2,213 in 2001, for Michael Devine, $3,007 in 2003 and $1,285 in 2002. Includes Sara Lee’s contributions under its employee stock ownership plan and supplemental retirement benefit plan of the following amounts on behalf of the following executive officers for fiscal year 2001: $48,969 for Lew Frankfort, $40,472 for Keith Monda and $36,554 for Reed Krakoff.

(4)	Represents payments made in August 2001 under the Coach 2000 Growth Incentive Plan. These payments were made based on the achievement of operating profit targets for fiscal year 2000 and the waiver of other requirements under the plan. Amounts shown for Reed Krakoff also include payments for car service of $50,980 in fiscal year 2001.

(5)	Consists of $359,530 in relocation-related costs paid on behalf of Michael Tucci in 2003.

(6)	Includes matching and profit-sharing contributions under the Coach, Inc. Saving and Profit Sharing Plan and the Coach, Inc. Supplemental Retirement Plan (together, the “Retirement Plans”) of $206,000 during fiscal year 2003 and $194,800 during fiscal year 2002.

(7)	Includes matching and profit-sharing contributions under the Retirement Plans of $300,250 during fiscal year 2003 and $39,400 during fiscal year 2002.

(8)	Includes matching and profit-sharing contributions under the Retirement Plans of $61,200 during fiscal year 2003 and $66,740 during fiscal year 2002.

(9)	Includes matching and profit-sharing contributions under the Retirement Plans of $23,625.

      The following table shows all grants of options to acquire shares of Coach common stock made to the executive officers of Coach named above in the Summary Compensation Table during the fiscal year ended June 28, 2003.

Option Grants in Fiscal 2003

			% of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Appreciation for
	Underlying		Employees	Exercise		Option Term(2)
	the Options		in Fiscal	Price Per	Expiration
Name	Granted		Year	Share(1)	Date	5%	10%

Lew Frankfort	375,000	(3)	31.68%	$23.30	August 2012	$5,494,967	$13,925,325
	77,350	(4)		50.59	October 2010	1,167,867	3,903,099
	24,576	(4)		50.59	August 2006	201,972	425,323
	107,597	(4)		50.59	August 2007	1,228,209	2,659,076
	48,224	(4)		50.59	August 2009	856,960	1,954,374
	60,516	(4)		50.59	August 2008	878,398	1,951,256
	32,390	(4)		50.59	January 2008	411,223	900,426
	17,612	(4)		50.59	August 2004	52,346	105,434
	31,347	(4)		50.59	August 2005	177,119	365,009
	14,641	(4)		49.86	October 2010	310,023	728,128
	103,430	(4)		49.86	August 2011	2,525,741	6,081,752
	4,090	(4)		49.86	August 2004	11,981	24,131
	1,173	(4)		49.86	January 2004	1,706	3,412
	10,637	(4)		49.86	August 2005	59,235	122,072
	15,171	(4)		49.86	August 2006	126,530	267,157
	5,156	(4)		49.86	August 2009	90,302	205,942
	7,708	(4)		49.86	January 2008	96,449	211,187
	45,887	(4)		49.86	August 2007	516,237	1,117,656
	3,847	(4)		49.86	August 2008	55,034	122,251
	138,420	(4)		31.65	October 2010	2,698,547	6,810,005
	65,569	(4)		31.65	August 2007	531,314	1,165,687
	35,559	(4)		32.98	August 2009	451,229	1,043,342
	2,771	(4)		32.98	August 2004	7,768	15,841
	7,629	(4)		32.98	January 2008	70,852	156,984
	7,964	(4)		32.98	January 2004	24,624	50,342
	26,858	(4)		32.98	August 2005	226,779	497,547
	65,658	(4)		32.98	August 2006	690,382	1,554,492
	171,385	(4)		32.97	October 2010	3,480,560	8,783,481

			% of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Appreciation for
	Underlying		Employees	Exercise		Option Term(2)
	the Options		in Fiscal	Price Per	Expiration
Name	Granted		Year	Share(1)	Date	5%	10%

Keith Monda	112,500	(3)	7.46%	23.30	August 2012	1,648,490	4,177,597
	33,081	(4)		41.75	August 2011	684,936	1,653,461
	42,268	(4)		41.75	October 2010	659,284	1,517,878
	35,853	(4)		41.75	August 2008	445,396	994,207
	58,850	(4)		31.51	October 2010	885,376	2,120,629
	6,340	(4)		31.50	August 2009	79,072	183,572
	36,735	(4)		31.50	August 2008	381,235	861,753
	29,561	(4)		31.50	August 2009	368,681	855,925

Reed Krakoff	200,000	(3)	4.20%	23.30	August 2012	2,930,649	7,426,840

Michael F. Devine, III	50,000	(3)	1.05%	23.30	August 2012	732,662	1,856,710

Michael Tucci	125,000	(3)	2.63%	33.33	January 2013	2,620,132	6,639,930

(1)	Exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option expires 10 years after the grant date, other than restoration stock options described in more detail in footnote (3) below. The options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant, other than restoration stock options, which may be exercised six months from the date of grant. Options granted under Mr. Frankfort’s, Mr. Krakoff’s and Mr. Monda’s employment agreements have longer vesting periods, as described under “Employment Agreements” below. In the event of a change in control of Coach, all options would become immediately exercisable.

(2)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended to forecast future appreciation, if any, of the price of Coach common stock.

(3)	Represents annual option grants made to executives for fiscal year 2003.

(4)	Represents restoration stock options, which are granted when an executive exercises an existing option by surrendering Coach common stock. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. These options become exercisable six months after the date of the grant and expire on the expiration date of the existing option that is exercised and replaced by the restoration stock option. Coach has eliminated the restoration stock option feature from new option grants (other than restoration stock options resulting from pre-2004 grants) beginning in fiscal year 2004; see “Human Resources and Governance Committee Report on Executive Compensation” below.

      The following table shows aggregate exercises of options to purchase Coach common stock made during the fiscal year ended June 28, 2003 by the executive officers of Coach named above in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year-End		at Year-End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lew Frankfort	1,854,171	$42,882,572	421,313	1,653,017	$7,419,122	$34,567,777

Keith Monda	394,552	8,928,444	131,486	423,702	2,423,721	11,276,244

Reed Krakoff	213,829	3,669,838	106,668	533,329	4,473,656	17,721,497

Michael F. Devine, III	50,000	1,391,385	0	150,000	0	4,696,000

Michael Tucci	0	0	0	125,000	0	2,076,250

(1)	Options are “in-the-money” at fiscal year-end if the market value of the underlying Coach securities on that date exceeds the exercise price of the options. The amounts set forth represent the difference between the closing price of Coach common stock of $49.94 per share on the New York Stock Exchange on June 27, 2003 (the last business day of the fiscal year) and the option exercise price payable for those shares.

Employment Agreements

      On June 1, 2003, Coach entered into five-year Employment Agreements with each of Lew Frankfort, Reed Krakoff and Keith Monda. The purpose of these agreements is to retain Coach’s top management through at least the year 2008, while tying management’s compensation to company performance through the use of stock options and restricted stock units. The agreements were approved by the Human Resources and Governance Committee of Coach’s Board of Directors.

      Mr. Frankfort’s agreement provides for an initial base salary of $811,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan (described under “Plan Information” below) equal to 150% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Frankfort received a grant of options to purchase 222,222 shares of Coach common stock at an exercise price of $49.96 per share; subject generally to Mr. Frankfort’s continued employment with us, 66,666 of these options will vest on July 1, 2007, and 155,556 will vest on July 1, 2008. The options will expire on July 1, 2013. On July 1, 2003, Mr. Frankfort also received a grant of 41,688 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Frankfort remains employed by us; 12,506 of these units will vest on July 1, 2007, and 29,182 will vest on July 1, 2008.

      Mr. Krakoff’s agreement provides for an initial base salary of $1,000,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 100% of his annual base salary. Mr. Krakoff received a cash bonus of $2,750,000 on the date of the agreement and is entitled to receive additional cash bonuses of $750,000 on each of July 1, 2004 and July 1, 2005, $2,500,000 on July 1, 2006 and $1,500,000 on each of July 1, 2007 and July 1, 2008. He will be eligible to receive additional bonuses of up to $1,500,000 in fiscal year 2007 and $2,500,000 in fiscal year 2008 based on Coach’s attaining pre-set financial or other operating criteria determined by the Human Resources and Governance Committee in its discretion in accordance with Section 162(m) of the United States Internal Revenue Code of 1986 (the “Code”). If Mr. Krakoff leaves his employment with Coach before June 1, 2006, he would be required to repay a pro-rated portion of his initial $2,750,000 bonus. Pursuant to the agreement, on July 1, 2003, Mr. Krakoff received a grant of options to purchase 200,000 shares of Coach common stock at an exercise price of $49.96 per share; subject generally to Mr. Krakoff’s continued employment with us, 50,000 of these options will vest on July 1, 2006, 50,000 will vest on July 1, 2007 and

100,000 will vest on July 1, 2008. The options will expire on July 1, 2013. On July 1, 2003, Mr. Krakoff also received a grant of 37,519 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Krakoff remains employed by us; 9,380 of these units will vest on July 1, 2006, 9,380 will vest on July 1, 2007 and 18,759 will vest on July 1, 2008.

      Mr. Monda’s agreement provides for an initial base salary of $550,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 125% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Monda received a grant of options to purchase 111,111 shares of Coach common stock at an exercise price of $49.96 per share; subject generally to Mr. Monda’s continued employment with us, 16,667 of these options will vest on July 1, 2006, 16,667 will vest on July 1, 2007 and 77,777 will vest on July 1, 2008. The options will expire on July 1, 2013. On July 1, 2003, Mr. Monda also received a grant of 20,844 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Monda remains employed by us; 3,127 of these units will vest on July 1, 2006, 3,127 will vest on July 1, 2007, and 14,590 will vest on July 1, 2008.

      If an executive’s employment agreement is terminated by Coach without Cause (as defined in the agreements), or by the executive for Good Reason (as defined in the agreements), then the executive will be entitled to receive severance payments equal to 12 months’ (for Mr. Krakoff), 18 months’ (for Mr. Monda) or 24 months’ (for Mr. Frankfort) annual base salary plus Target Bonus (as defined in the agreements), as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments over a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort). In addition, if the executive’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive’s employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) after the executive’s termination.

      The agreements contain covenants that prohibit each executive from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during his employment with us and for a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Plan Information

      Stock Incentive Plan. Coach’s 2000 Stock Incentive Plan, originally approved by Coach’s Board of Directors in June 2000 and by Coach’s stockholders in November 2001, provides for the issuance of up to 14,801,584 shares of common stock pursuant to the grant of both “nonqualified stock options” and

“incentive stock options,” as defined in the Stock Incentive Plan, and restricted stock awards to employees. As of August 31, 2003:

•	options to purchase 10,727,319 shares of common stock were outstanding (of which 982,678 are options that were granted in substitution for Sara Lee options and do not reduce the total number of options that may be granted under the plan), with a weighted average exercise price of $29.61 per share;

•	383,401 unvested restricted stock units were outstanding; and

•	2,574,237 shares were available for future grants. This excludes shares that may be withheld or sold upon issuance to pay all or a portion of the exercise price or tax withholding obligations in connection with an exercise of stock options, which do not reduce the number of shares available for issuance under the plan.

      The options generally vest in equal installments on each of the first three anniversaries of the date of grant. Options granted under Mr. Frankfort’s, Mr. Krakoff’s and Mr. Monda’s employment agreements have longer vesting periods, as described under “Employment Agreements” above.

      Outside Director Stock Plan. Coach’s 2000 Non-Employee Director Stock Plan, approved by the Board of Directors in June 2000 and by Coach’s stockholders in November 2001, provides for the issuance of up to 365,502 shares of common stock pursuant to the grant of both nonqualified stock options and stock awards to our outside Directors. As of August 31, 2003, options to purchase 182,493 shares of common stock were outstanding, with a weighted average exercise price of $19.84 per share, and options to purchase 183,009 shares of common stock were available for future grant. The options generally vest six months after the date of grant.

      Annual Incentive Plan. Coach’s Performance-Based Annual Incentive Plan was approved by the Board of Directors in June 2000 and by Coach’s stockholders in November 2001. The Annual Incentive Plan is intended to provide Coach senior management with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals, such as return on investment and cash flow. A committee of two or more members of Coach’s Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined annual award established by the Human Resources and Governance Committee, which award may not exceed $2.0 million, if the performance goals have been satisfied.

      Employee Stock Purchase Plan. Coach’s 2001 Employee Stock Purchase Plan, approved by the Board of Directors in September 2001 and by Coach’s stockholders in November 2001, provides for the issuance of up to 600,000 shares of common stock to employees. The plan is intended to be an “employee stock purchase plan” as described in Section 423 of the Code. The plan is administered by the Human Resources and Governance Committee. As of August 31, 2003, 507,250 shares of common stock were available for future purchases under the plan.

      The Employee Stock Purchase Plan permits eligible employee participants to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or the last day of an offering period. The plan provides for two offering periods each calendar year. The first is June 1 through November 30, and the second is December 1 through May 31. On the last day of each offering period, each participant’s accrued payroll deductions are automatically applied to the purchase of common stock.

      All employees are eligible to participate in the Employee Stock Purchase Plan, except for any employee whose customary employment is for less than 20 hours per week or for not more than 5 months during a calendar year and any employee who owns stock representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of our subsidiaries. In any calendar year, no participant may purchase shares of common stock under the plan with an aggregate fair market value (generally determined as of the beginning of the plan year) in excess of $25,000.

      Coach, Inc. Savings and Profit Sharing Plan and Supplemental Retirement Plan. Coach maintains a tax-qualified 401(k) savings and profit sharing plan, the Coach, Inc. Savings and Profit Sharing Plan (the “Savings Plan”). Employees may elect to participate in the plan after completing one year of service. For employees defined as “Highly Compensated” under the Code, after one year of service, we match 50% of employee contributions up to 6% of compensation deferred. Matching contributions vest at a rate of 20% per year, starting with the “highly compensated” employee’s second year of service. For employees defined as “non-highly compensated” under the Code, after one year of service, we match 100% of employee contributions up to 3% of compensation deferred, plus 50% of employee contributions up to an additional 2% of compensation deferred. Matching contributions are fully vested for “non-highly compensated” employees. We may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the fifth anniversary of the start date of the employee’s service. For employees whose matching contributions and/or discretionary profit sharing contributions in the Savings Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Coach, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”). Coach contributes into the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings Plan and 3% of such employee’s total compensation for the applicable year.

      For fiscal year 2003, Coach contributed a total of $2,445,000 in matching contributions and $5,331,000 in discretionary profit-sharing contributions into the Savings Plan and the Supplemental Retirement Plan. The discretionary profit sharing amount represented 3% of compensation for all eligible employees at or above the level of Director and 6% of compensation for all eligible employees below the level of Director; employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.

      Pension Plans. Coach sponsors a noncontributory defined benefit plan, the Coach Leatherware Company, Inc. Supplemental Pension Plan, for employees who are subject to certain collective bargaining arrangements. In addition, prior to the split-off of Coach from the Sara Lee Corporation, certain Coach employees actively participated in Sara Lee’s Pension and Retirement Plan.

Performance Graph

       The following graph compares the performance of Coach’s common stock with the performance of the S&P 500 Index and the “peer group” companies listed below over the period from October 4, 2000, the date of Coach’s initial public offering on the New York Stock Exchange, through June 27, 2003, the last trading day of Coach’s most recent fiscal year. Coach’s “peer group,” as determined by management, consists of:

•	Ann Taylor Stores Corporation;

•	Gucci Group N.V.;

•	Kenneth Cole Productions, Inc.;

•	Polo Ralph Lauren Corporation;

•	Tiffany & Co.;

•	The Talbots, Inc.; and

•	Williams-Sonoma, Inc.

      The graph assumes that $100 was invested on October 4, 2000 in each of Coach’s common stock, the Standard and Poor’s 500 Stock Index and a “Peer Composite” index tracking the peer group companies listed above, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC’s requirements and is not intended to forecast or be indicative of future performance.

	10/4/2000	12/29/2000	3/30/2001	6/29/2001	9/28/2001	12/31/2001	3/28/2002	6/28/2002	9/30/2002	12/31/2002	3/31/2003	6/30/2003

Coach, Inc.	100.00	179.75	180.75	237.88	165.75	243.63	317.00	343.13	320.00	411.50	479.13	621.75
Peer Composite	100.00	99.15	97.58	107.53	71.01	106.41	115.27	118.13	95.61	100.26	97.00	115.38
S&P 500 Index	100.00	92.33	81.16	85.64	72.86	80.32	80.26	69.30	57.11	61.64	59.41	68.22

Human Resources and Governance Committee Report on Executive Compensation

       Pursuant to rules designed to enhance disclosure of Coach’s policies toward executive compensation and corporate governance, set forth below is a report prepared by Coach’s Human Resources and Governance Committee addressing Coach’s compensation and corporate governance policies for the fiscal year ended June 28, 2003 as they affected Coach’s executive officers:

      The Committee. The Human Resources and Governance Committee is comprised of directors who are not members of Coach’s management. Our responsibilities as committee members include the approval and oversight of the administration of the compensation and benefit programs for Coach’s named executive officers whose compensation is shown in this proxy statement, as well as all other senior executives within Coach’s Operating Group. The Committee reviews and approves the short-term and long-term incentive compensation programs for the organization, including performance goals, as well as significant changes in the design of employee benefits programs. To assist us in this process, we engage and use the services of independent executive compensation and benefits consulting firms. In addition, we conduct an annual review of the Board, including the use of peer assessments, as well as an evaluation of the Chief Executive Officer. The Committee also makes all decisions relating to Coach’s corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time.

      Guiding Compensation Principles. Coach’s executive compensation program is designed to:

•	support the attainment of Coach’s long and short-term strategic and financial objectives;

•	align executives’ interests with our stockholders’;

•	reward executives for continuous improvement in earnings per share and growth in stockholder value;

•	be competitive in comparison with Coach’s peer companies;

•	encourage ownership of Coach’s stock by our executives; and

•	be performance-based, with variable pay constituting a significant portion of total compensation.

      Types of Compensation. Coach’s executive compensation program consists of two main types of compensation:

•	Annual compensation includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial objectives are accomplished.

•	Long-term compensation includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Coach’s stock.

      Peer Group. The companies used by Coach for compensation comparisons consist of a select group of high-end specialty store retailers and luxury accessory brands. Many of these companies are represented in the Peer Composite index shown under the “Performance Graph” above. This peer group is used for comparisons of all components of the compensation package. We also utilize data from executive compensation surveys conducted by outside consultants, as needed.

      Annual Compensation — Base Salary. We determine the appropriateness of executives’ salaries by considering the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to the median salary levels paid by the peer group. Salary increases are considered annually and are based on both financial and non-financial results achieved by Coach and the executive during the preceding fiscal year. Actual decisions to adjust salaries on an annual or other basis will be contingent on market conditions, business and individual employee performance and subject to Committee review.

      Annual Compensation — Incentives. The annual incentive for each executive officer is an amount which is based upon the achievement of objective performance goals, set at the beginning of each fiscal year, such as earnings per share, net income/operating profit, net sales, return on investment and operating cash flow. Maximum awards are established as a percent of salary, which if earned, would result in competitive pay for competitive performance.

      Long-Term Compensation — Equity Awards. Under the Coach, Inc. 2000 Stock Incentive Plan, we will annually consider for review and approval awards to Coach’s key executives in the form of stock options and/or restricted stock units. These awards provide a strong incentive for the executives to maximize long-term stockholder value and assist in the retention of executives.

      Long-Term Compensation — Stock Options. All stock options have an option price equal to the market value of Coach’s stock on the grant date. The maximum term of each grant is typically ten years. The terms and conditions may vary based upon the country in which an employee lives, as a result of local tax or legal requirements. We establish grant guidelines for each executive level that are designed to be competitive with our peer companies as the basis for making individual awards. The size of each award reflects the recipient’s position, past performance and anticipated level of future contribution.

      Long-Term Compensation — Restricted Stock Units. Our Stock Incentive Plan also provides for grants of restricted stock units. These restricted stock units may typically be earned three years after their grant date, based either solely upon the participant’s continued service with Coach or upon continued service and the achievement of objective performance goals set at the time of the grant. In fiscal year 2003, restricted stock units were granted to a very limited number of executives to further enhance retention programs in effect and to support leadership continuity in strategic roles.

      Stock Ownership. We believe it is important to align executive interests with those of our stockholders. Coach’s key executives have a substantial portion of their incentive pay based upon Coach’s stock performance. Because we believe that our executives should have a meaningful stake in Coach, we have suggested levels of stock ownership for about 30 of Coach’s key executives at the level of Vice President and above. Executive ownership reflects shares owned and shares which are deferred in Coach’s savings and deferred compensation programs. Restricted shares and unexercised stock options are not considered in calculating ownership.

      Historically, to assist and encourage ownership, Coach had used restoration stock options as a feature within its stock option program. Restoration stock options encourage executives to own shares of Coach stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ exercise price is equal to the market value of Coach’s common stock on the date the restoration stock option is granted.

      As we contemplate the possible impact of expensing stock options in fiscal year 2005, for grants made in fiscal year 2004 and going forward, we will be re-evaluating our long term incentive programs to ensure the appropriate relationship between stockholder value and employee rewards. Because the estimated expense associated with the restoration stock option program has a significant impact on earnings per share, Coach and the Committee have reviewed the program and its future economic implications and have decided to eliminate the restoration stock option feature from new option grants (other than restoration stock options resulting from pre-2004 grants) beginning in fiscal year 2004.

      Chief Executive Officer’s Compensation. During fiscal year 2003, Lew Frankfort received a base salary of $775,000. This salary was set in advance by the Committee based upon Coach’s performance during fiscal year 2002 and an analysis of compensation for comparable executives.

      According to an assessment by outside executive compensation consultants, Mr. Frankfort’s base salary of $775,000 for fiscal year 2003 was slightly below the market rate for an executive in his role at comparable companies. His maximum bonus opportunity of 150% of his base salary brought his cash compensation to between the 50th and 75th percentiles of his peer group. As a result of the exceptional performance of Coach’s stock, the value of Mr. Frankfort’s stock options and restricted stock awards brought his total compensation, cash plus long-term incentives, to slightly below the 90th percentile.

      We set specific financial performance goals for Mr. Frankfort at the beginning of fiscal year 2003 for annual incentive purposes. Mr. Frankfort’s maximum incentive targets, conditioned upon Coach attaining pre-set goals in five measures of company performance, were as follows:

Maximum Bonus for
Meeting Target, as a
Measure of Company Performance	percentage of base salary

Diluted EPS	60%

Net Income	15%

Net Sales	15%

Return on Investment	19.5%

Operating Cash Flow	40.5%

      Based upon our assessment of Mr. Frankfort’s and Coach’s performance during fiscal year 2003, in which all of the above targets were achieved, he earned total annual incentive payments of $1,162,500, representing 150% of his fiscal year 2003 base salary. This amount was the maximum award possible under the Performance-Based Annual Incentive Plan. Mr. Frankfort’s bonus opportunity for fiscal year 2004 will again be based on Coach’s attainment of pre-determined financial performance targets.

      On August 7, 2002, Mr. Frankfort was granted a stock option to purchase 375,000 shares of Coach common stock at $23.30 per share, which was the fair market value on that date. This grant was subject to Coach’s normal three-year vesting schedule. In addition, Mr. Frankfort also received a grant of 40,000 restricted stock units on that date. These restricted stock units will vest and be issued to Mr. Frankfort as shares of Coach common stock on August 7, 2005.

      Executive Employment Agreements. At the conclusion of fiscal year 2003, Coach entered into five-year employment agreements with Mr. Frankfort, Reed Krakoff and Keith Monda. These agreements, which were designed to ensure leadership continuity and to encourage the retention of these three critical contributors, were approved by the Committee and are described under “Executive Compensation — Executive Employment Agreements.”

      Tax Deductibility of Compensation. The Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our executives that is tax deductible to Coach under Section 162(m) of the Code. However, we periodically make exceptions to this, and we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach.

      Summary. We believe the compensation programs of Coach are strategically integrated with Coach’s business plan and are properly aligned with stockholders’ interests. The programs over the past year have placed increased emphasis upon the retention of exceptional managers and rewarding them appropriately for exceptional results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Coach competes for talent. Coach will continue to emphasize performance and equity-based incentive plans that reward increased stockholders’ returns.

Human Resources and Governance Committee
Irene Miller, Chairperson
Joseph Ellis
Sally Frame Kasaks
Gary Loveman
Michael Murphy

Certain Relationships and Related Transactions

       Relationship with Goldman, Sachs & Co. From time to time, Coach has retained Goldman, Sachs & Co. to provide financial advisory and investment services. In addition, Goldman, Sachs acted as a lead managing underwriter of Coach’s initial public offering in October 2000 and as dealer-manager in Sara Lee’s exchange offer for our common stock in April 2001, for which Goldman, Sachs received customary compensation. Goldman, Sachs may, from time to time, hold shares of Coach common stock in its proprietary accounts. Joseph Ellis, an Advisory Director of Goldman, Sachs, serves as a member of the Board of Directors of Coach.

      Relationship with Fidelity Management Trust Company. Fidelity Management Trust Company acts as the trustee for the Coach, Inc. Savings and Profit Sharing Plan, described above under “Executive Compensation — Plan Information — Coach, Inc. Savings and Profit Sharing Plan.” In exchange for these services, Fidelity receives fees at its normal rates totaling approximately $110,000 per annum. Fidelity, together with its affiliates, was the beneficial owner of approximately 14.4% of Coach’s common stock outstanding as of June 28, 2003.

      Loan to Reed Krakoff. On July 26, 2001, Coach made a loan to Reed Krakoff, its President, Executive Creative Director, in the principal amount of $2,000,000. The loan bears interest at a rate of 5.12% per annum, compounded annually. Repayments of $400,000 principal must be made on or before each of July 26, 2003, 2004 and 2005; the remaining $800,000 of principal, together with all accrued interest under the loan, must be paid on or before July 26, 2006. Mr. Krakoff may prepay these amounts at any time, and he has pre-paid the principal payments due in July 2003 and 2004, as well as a portion of the principal due in July 2005. As collateral for the loan, Mr. Krakoff pledged to Coach his options to purchase 300,000 shares of Coach common stock at a price of $8.00 per share, including the shares of stock and any cash or other property he receives upon exercise of or in exchange for those options. The collateral is reduced proportionately upon receipt of payments of principal from Mr. Krakoff. Mr. Krakoff would be obligated to repay the loan in full immediately following certain events of default, including his failure to make payments under the loan as scheduled, his bankruptcy or the termination of his employment with Coach for any reason.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2003, except for the late filing with the SEC of one Form 4 (“Statement of Changes of Beneficial Ownership”) on behalf of Reed Krakoff reporting sales of a total of 15,000 shares of common stock through transactions on four different trading dates, and one Form 4 on behalf of Felice Schulaner reporting the sale of 16,256 shares of common stock through one transaction.

Stockholder Proposals for the 2004 Annual Meeting

      Coach’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2004 Annual Meeting must be received by the Secretary after the close of business on June 3, 2004, and prior to the close of business on July 3, 2004. Proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Carole Sadler, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2004 proxy statement, we must receive it on or before June 3, 2004. Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Carole Sadler, Coach’s Secretary, by written request to the same address.

Other Business

      Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K

      A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov.

Expenses of Solicitation

      This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

COACH, INC.

AUDIT COMMITTEE CHARTER

      1.     Composition of the Audit Committee. The Audit Committee shall consist of at least three Directors who (a) are neither officers nor employees of the Corporation or any subsidiary thereof; (b) have no relationship to the Corporation that may interfere with the exercise of their independence from management or the Corporation; (c) shall not accept, directly or indirectly, any consulting, advisory or other compensatory fees (other than fees for serving as a director or committee member/chairperson) from the Corporation, and (d) otherwise satisfy the applicable requirements under the published rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

      2.     Purposes of the Audit Committee. The purposes of the Audit Committee are to represent the Board of Directors:

(a) in its oversight of the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures;

(b) in its oversight of the Corporation’s financial statements and the independent audit thereof;

(c) in selecting the outside auditors (whether or not subject to ratification by the stockholders), determining compensation paid, overseeing, evaluating and, where deemed appropriate, replacing the outside auditors;

(d) by selecting the internal auditors, evaluating and, where deemed appropriate, replacing the internal auditors; and

(e) in evaluating the independence of the outside auditors.

      The primary function of the Audit Committee is the appointment, compensation and oversight of the Corporation’s outside auditors. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditing function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, except to the extent required by applicable law or the published requirements of the New York Stock Exchange. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

      The outside auditors for the Corporation are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility, on behalf of the Board of Directors, to select, evaluate and, where appropriate, replace the outside auditors (whether or not subject to ratification by the stockholders) and the internal auditors.

      The outside auditors shall submit to the Corporation annually a formal written statement delineating all relationships between the outside auditors and the Corporation (a “Statement as to Independence”), addressing at least the matters set forth in Independence Standards Board Standard No. 1.

      3.     Duties and Powers of the Audit Committee. The Audit Committee shall have the following duties and powers:

(a) to select annually the independent public accountants (whether or not subject to ratification by the stockholders) as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the “Annual Audit”);

(b) to discuss the scope of the prospective Annual Audit and review the proposed fees to be paid therefor with the outside auditors;

(c) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of such Statement), to discuss with the outside auditors any relationships or services disclosed in such Statement that may have an impact on the objectivity and independence of the Corporation’s outside auditors and to take appropriate action in response to such Statement to satisfy itself of the outside auditors’ independence;

(d) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee;

(e) to appoint and replace the person/firm who has direct responsibility for the internal audit function of the Corporation;

(f) to advise the person/firm that they are expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the person/firm responsible for the internal auditing function and management’s responses thereto;

(g) to advise management, the person/firm responsible for the internal auditing function and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(h) to review compliance by management of the Corporation with the existing major accounting and financial policies of the Corporation;

(i) to review, at least annually, the reserves established for contingent liabilities of the Corporation and its subsidiaries;

(j) to consider any reports or communications (and management’s and/or the person/firm responsible for internal audit function responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

(k) to review with management and the outside auditors, the audited financial statements to be included in the Corporation’s Annual Report or Form 10-K prior to its filing and to review, without the presence of management employees of the Corporation, (i) the results of the Annual Audit with the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively, and (iii) the adequacy of the Corporation’s internal auditing function:

(l) to review with a representative of management and the outside auditors the Corporation’s (i) internal financial results to be included in the Corporation’s quarterly reports on Form 10-Q prior to the filing of the reports and (ii) quarterly and year-end earnings announcements prior to their release. The Chairperson of the Committee, or one or more members of the Committee, may represent the entire Audit Committee for purposes of this review.

(m) to review with the person/firm responsible for the internal auditing function (or other appropriate employee) (i) the results of audits performed by the internal audit function during the immediately preceding fiscal year, (ii) the independence from management of the Corporation of the internal audit function to determine audit scopes and (iii) the overall performance of the person/firm responsible for the internal audit function;

(n) following the completion of the reviews described above, to meet with the outside auditors and the management of the Corporation for the purpose of discussing and clarifying issues and questions raised by the outside auditors with respect to the Annual Audit, and to report the Audit Committee’s findings with respect thereto to the Board of Directors within 60 days after the completion of such meetings;

(o) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(p) to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the person/firm responsible for the internal audit function or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

(q) to review, at least annually, management’s procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management’s programs to assure compliance with the accounting and financial recordkeeping provisions under the Exchange Act and other federal and state laws;

(r) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be prepared by the Audit Committee and included in the Corporation’s annual proxy statement;

(s) to review this Charter at least annually and recommend any changes to the Board of Directors;

(t) to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

(u) to resolve disputes between the outside auditors and management regarding financial reporting;

(v) to establish procedures for (A) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (B) the confidential, anonymous submission to the Audit Committee by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(w) to consult with management regarding the promotion of ethical business behavior.

      4.     Meetings of the Audit Committee. The Audit Committee shall meet as often as is necessary to carry out the duties and powers referred to herein. Meetings of the Audit Committee shall be held in accordance with the Bylaws of the Corporation.

      5.     Authority of Audit Committee. The Audit Committee shall have the authority, and access to the necessary funding and other resources, appropriate to discharge its responsibilities, including, without limitation, the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts, consultants or advisors.

Adopted:	September 12, 2000

Last Amended:	September 12, 2002

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COACH, INC.

The undersigned hereby appoints Lew Frankfort or Keith Monda, or either of them, with power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2003 Annual Meeting of Stockholders of the Company to be held November 5, 2003 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 5, 2003 at the Company’s offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2003 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

(Continued, and to be marked, dated and signed, on the other side)

Δ FOLD AND DETACH HERE Δ

You can now access your Coach account online.

Access your Coach stockholder account online via Investor ServiceDirect SM (ISD). [Not available for shares held in the Coach, Inc. Savings and Profit Sharing Plan.]

Mellon Investor Services LLC, agent for Coach, now makes it easy and convenient to get current information on your stockholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
•	View book-entry information

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: First Time Users — Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID avail- able to establish a PIN. The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

Please be sure to remember your PIN, or maintain it in a secure place for future reference	You are now ready to log in. To access your account please enter your:

• SSN or Investor ID
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Address Change

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED BELOW. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example.	☒

The Board of Directors recommends a vote FOR Item 1.
			FOR	WITHHELD
FOR ALL
ITEM 1.	ELECTION OF DIRECTORS		☐	☐
	Nominees:	01 Joseph Ellis	04 Gary Loveman
		02 Lew Frankfort	05 Irene Miller
		03 Sally Frame Kasaks	06 Keith Monda
07 Michael Murphy

Withheld for the nominees you list below:(Write that nominee’s name in the space provided below.)

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐
	Please disregard if you have previously provided your consent decision	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ Detach here from proxy voting card Δ

NOTICE TO EMPLOYEES PARTICIPATING IN THE COACH, INC. SAVINGS AND PROFIT SHARING PLAN:

This proxy card indicates the number of whole shares credited to your account in the Coach, Inc. Savings and Profit Sharing Plan (the “Savings Plan”) as of September 17, 2003. These shares will be voted as you instruct if your proxy card is received on or before November 2, 2003 by Mellon Investor Services LLC, which is acting on behalf of Fidelity Management Trust Company, the Trustee of the Savings Plan.

If the Trustee does not receive your voting instructions by November 2, 2003, the Trustee will vote your Savings Plan shares in the same proportion as it votes all other shares in the Savings Plan for which it has received timely voting instructions.